AGREEMENT OF MODIFICATION OF NOTE


THIS AGREEMENT dated as of May 12, 2000 is by and between The Chase Manhattan Bank formerly known as Chemical Bank, a New York banking corporation (the "Payee"), and Hirsch International Corp. (the "Maker").

Whereas, the Payee made a loan in the original amount of $2,295,000.00 (the "Loan") to the Maker, evidenced by a note in that principal amount dated October 27, 1994 from the Maker to the Payee (the "Note"), secured by a first mortgage (the "Mortgage") from the Maker to the Payee encumbering the premises commonly known as, 200 Wireless Blvd., Hauppauge, New York (the "Mortgaged Property") and guaranteed pursuant to a guaranty of payment dated as of October 27, 1994 from HAPL Leasing Co., Inc. (the "Guarantors") to the Payee (the "Guaranty").

NOW THEREFORE, it is agreed by and between the parties to amend the Note as follows:

     (i) the Maturity Date of the Note is hereby shortened to April 30, 2001 from October 27, 2004.

     (ii) equal monthly installments of principal in the amount of $19,125.00 will continue to be made on the 27th day of each calendar month and on the Maturity Date a final principal payment of $784,125.00 shall be due and payable together with all interest accrued and unpaid thereon and all other sums due under the Note, shall be due and payable on the Maturity Date.

The Maker acknowledges that:

     (i)  the principal balance of the Note is $l,032,750.00.

     (ii) the interest rate on the Note is 11.30%;

     (iii)it has not entered into any agreements with creditors that expressly or otherwise prohibit the Maker from entering into a modification of the Loan;

     (iv) except, as specifically amended in this Agreement all of the terms, covenants, conditions and stipulations contained in the Note, the Mortgage and all other instruments executed and delivered to evidence and/or to secure the Loan (collectively, the "Loan Documents") are hereby ratified and confirmed in all respects, shall continue to apply with full force and effect and shall be governed by, and construed in accordance with, the laws of the State of New York;

     (v) the foregoing correctly reflects our entire understanding and no oral or other agreements, conditions, promises, waivers, modifications, understandings, representations or warranties exist in regard to the obligations of the Maker hereunder or under the other Loan documents or otherwise with respect to the Loan, except those specifically set forth in this Agreement;

     (vi) no material adverse change has occurred in the financial status of the Maker since the making of the Loan other than as set forth on the draft of the Maker's 10-K for the fiscal year period ending January 31, 2000 delivered to the Payee by the Maker by telefax on May 11, 2000,

     (vii)there are no judgments against the Maker in any courts of the United States and there is no litigation, pending or threatened, against the Maker which might adversely affect the Maker's ability to pay when due any amounts which may become payable in respect of the Loan;

     (viii)no default, nor event, which with notice and/or passage of time would constitute a default, has occurred and is continuing under the Loan Documents;

     (ix) there are no offsets, defenses or counterclaims to the Maker's obligations under the Loan and the Loan Documents;

     (x) the Maker hereby waives the right to assert any set-off, counterclaim or crossclaim of any nature whatsoever in any litigation relating to this latter agreement, the other Loan Documents and the Loan (provided, however, that the foregoing shall not be deemed a waiver of the Maker's right to assert any compulsory counterclaim maintained in a court of the United States, or of the State of New York if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of the Maker's right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against the Payee in any separate action or proceeding);

     (xi) the Payee hereby irrevocably and unconditionally waives, and the Maker, by its acknowledgement and agreements to this Agreement irrevocably and unconditionally waives, any and all rights to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to the Note, the Mortgage or any other Loan Document heretofore, now or hereafter executed and/or delivered in connection therewith, the Loan or in any way related to this transaction or otherwise with respect to the Mortgaged Property; and

     (xii)all references contained in any of the Loan Documents to a Loan Document or Documents shall henceforth refer to said Loan Document as the same may be amended from time to time by instrument in writing executed by the Maker and the Payee, including but not limited to, this Agreement.

                                             Hirsch International Corp.


                                             /s/ Richard M. Richer
                                             ---------------------
                                             Richard M. Richer
                                             VP of Finance and Chief
                                             Financial Officer


                                             The Chase Manhattan Bank


                                             By: /s/ Christopher G. Zimmerman
                                                 ----------------------------
                                                 Christopher G. Zimmerman, V.P.